Exhibit 5.1

July 7, 2021

Lincoln National Corporation

150 N. Radnor Chester Road

Radnor, Pennsylvania 19087

Re: Lincoln National Corporation Registration Statement on Form S-4 filed on July 7, 2021

Ladies and Gentlemen:

I am Assistant Vice President and Senior Counsel of Lincoln National Corporation, an Indiana corporation (the “Company”). I am furnishing this opinion letter in connection with the filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-4 (as it may be amended or supplemented from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), on July 7, 2021, with respect to the proposed offers by the Company to exchange (the “Exchange Offers”) any and all validly tendered and accepted junior subordinated debentures of certain series issued by the Company, as set forth in the Registration Statement (collectively, the “Existing Notes”), for newly issued subordinated notes of the Company, in each case with the same interest rate (except that the interest may be determined by a different reference rate in certain circumstances), maturity and interest payment dates as the applicable series of Existing Notes for which they are exchanged (the “New Notes”). Each series of New Notes will be issued under a subordinated indenture to be dated as of the date the New Notes are initially issued (the “Subordinated Notes Base Indenture”), between the Company and The Bank of New York Mellon, as trustee, with certain terms being set forth in supplemental indentures with respect to each series of New Notes (together with the Subordinated Notes Base Indenture, the “Subordinated Notes Indenture”).

In connection therewith, I, or members of my staff, have examined (a) the Registration Statement, (b) the form of the Subordinated Notes Indenture, (c) the Resolutions of the Board of Directors of the Company relating to the Exchange Offers, (d) forms of the global securities representing the New Notes as set forth in the Subordinated Notes Indenture and (e) such other documents, records and instruments as I, or members of my staff, have deemed necessary for the purposes of this opinion letter.

I, or members of my staff, have also examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth. I have also made such inquiries of such officers and representatives as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In rendering the opinions set forth herein, I have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of executed documents or documents to be executed, I have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect on such parties.

Based upon and subject to the foregoing, and subject to the qualifications, exceptions and assumptions stated herein, I am of the opinion that:

(i)	The Company has been duly incorporated and is a duly existing corporation under the laws of the State of Indiana;

(ii)

The New Notes and the Subordinated Notes Indenture have each been duly authorized by the Company, and when the New Notes and the Subordinated Notes Indenture have been duly executed and delivered as contemplated in the Registration Statement and the New Notes have been duly issued and delivered in accordance with the Subordinated Notes Indenture pursuant to the Exchange Offers, the New Notes will have been duly executed, issued and delivered by the Company and the Subordinated Notes Indenture will have been duly executed and delivered by the Company; and

(iii)

The execution and delivery by the Company of, and the performance by the Company of its obligations under, the New Notes and the Subordinated Notes Indenture, as applicable, will not result in any violation of the provisions of the Restated Articles of Incorporation or the Amended and Restated Bylaws of the Company.

My opinions herein reflect only the application of applicable laws of the State of Indiana. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and I undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and I assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering my opinions, I have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion letter is not a guaranty nor may one be inferred or implied.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, dated July 7, 2021. Wachtell, Lipton, Rosen & Katz may rely on this opinion letter for purposes of the legal opinion to be filed as Exhibit 5.2 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

By:	/s/ Eric B. Wilmer
Name: Eric B. Wilmer
Title: Assistant Vice President and Senior Counsel

[Signature Page to Company Opinion]